Exhibit 99.1

2280 North Greenville Avenue, Richardson, TX 75082

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

Fourth Quarter Net Sales Rise 13.7% to Record Level of $527.8 Million

Fourth Quarter EPS Increases 49.3% to Record Level of $1.03

Fourth Quarter Global Retail Comps Increase 12.1%

2009 Net Income Reaches Record Level of $139.2 Million

Richardson, TX. February 16, 2010 — Fossil, Inc. (NASDAQ: FOSL) (the “Company”) today reported net sales and earnings for the thirteen-week (“Fourth Quarter”) and fifty-two week (“Fiscal Year”) periods ended January 2, 2010.

Fourth Quarter Results (2009 vs 2008):

•                  Net sales increased 13.7% (8.0% in constant dollars) to $527.8 million compared to $464.1 million;

•                  Gross profit increased 22.8% to $297.6 million, or 56.4% of net sales, compared to $242.4 million, or 52.2% of net sales;

•                  Operating income increased 86.3% to $108.0 million, or 20.5% of net sales, compared to $58.0 million, or 12.5% of net sales;

•                  Net income increased 51.2% to $70.0 million compared to $46.3 million; and

•                  Diluted earnings per share increased 49.3% to $1.03 on 67.7 million shares compared to $0.69 per diluted share on 66.6 million shares.

Fiscal Year Results (2009 vs 2008):

•                  Net sales decreased 2.2% (0.6% in constant dollars) to $1.55 billion compared to $1.58 billion;

•                  Gross profit decreased 0.7% to $844.9 million, or 54.6% of net sales, compared to $851.2 million, or 53.8% of net sales;

•                  Operating income increased 2.8% to $211.6 million, or 13.7% of net sales, compared to $205.8 million, or 13.0% of net sales;

•                  Net income increased 0.8% to $139.2 million compared to $138.1 million; and

•                  Diluted earnings per share increased 2.5% to $2.07 on 67.2 million shares compared to $2.02 per diluted share on 68.3 million shares.

Mike Kovar, Executive Vice President and Chief Financial Officer, stated, “We are pleased to report record Fourth Quarter net sales and earnings as well a record year for net income.  Product innovation across our watch and accessories offerings, the successful execution of our key growth initiatives and the ongoing strength of our global operating footprint all contributed to an outstanding finish to a challenging year.  Our global retail stores delivered comparable store growth of 12.1% during the holiday quarter, on top of a 3.2% increase in the prior year fourth quarter, and remain the primary platform for leveraging additional growth opportunities for our namesake FOSSIL brand through all distribution channels.”

“While we will maintain our conservative posture given the challenges of difficult global economies, we expect to continue our positive sales momentum into fiscal 2010,” Mr. Kovar continued.  “We ended fiscal 2009 in a strong financial position with a substantial increase in free cash flow.  This provides us with the ability to continue investing in our growth while also capitalizing on opportunities to leverage our global distribution platform in our ongoing effort to increase value for our stockholders.”

Operating Results

In comparison to the prior year fourth quarter, worldwide net sales rose 8.0% on a constant dollar basis for the Fourth Quarter as a result of increased Direct to Consumer net sales and improved wholesale shipments in the Company’s U.S and Other International Wholesale segments.  These increases were partially offset by decreased net sales volumes in the Company’s European Wholesale segment which were up against prior year sales increases, having entered the economic downturn about a quarter behind the Company’s U.S. operations. The translation impact of a weaker U.S. dollar during the Fourth Quarter represented approximately $26.7 million of the $63.7 million net sales increase in comparison to the prior year quarter.  Worldwide net sales decreased 0.6% on a constant dollar basis for the Fiscal Year primarily as a result of a 6.2% net sales decline in the Company’s global wholesale businesses principally offset by a 22.7% increase in Direct to Consumer sales.

Direct to Consumer net sales increased 22.2% on a constant dollar basis for the Fourth Quarter in comparison to the prior year quarter.  This increase was primarily the result of a 13.7% increase in the average number of company-owned stores open during the Fourth Quarter, comparable store sales gains of 12.1% and a 9.5% increase in e-commerce sales.

Net sales from the Company’s U.S. Wholesale segment increased 9.9% for the Fourth Quarter in comparison to the prior year quarter, which is attributed to continued innovative product offerings resulting in a particularly strong performance from the Company’s core watch category.  Stronger than expected sell through across many of the Company’s U.S. wholesale accounts also favorably impacted net sales as retailers continued to flow receipts to meet demand.  U.S. Wholesale watch shipments increased 12.1% during the Fourth Quarter with solid increases from MICHAEL KORS®, MICHELE® and RELIC®.  U.S. Wholesale shipments of accessories improved by 5.7% during the Fourth Quarter, primarily due to increased shipments of FOSSIL® women’s handbags.

For the Fourth Quarter, international wholesale sales decreased 0.6% on a constant dollar basis in comparison to the prior year quarter.  European wholesale shipments decreased 5.7% in constant dollars but showed a marked improvement over the 14.3% decline experienced in the third quarter as the Company’s European operations began to experience some sales uplift in an improving economy.  The constant dollar decline in net sales was primarily a result of sales volume decreases in FOSSIL jewelry and most licensed brand watches, partially offset by sales volume increases in FOSSIL and MICHAEL KORS watches.  The Company’s Other International Wholesale segment experienced a net sales increase of 11.0% in constant dollars principally driven by strong double-digit growth in the Company’s Asia Pacific, Mexico and Canada markets.  Licensed watch businesses and FOSSIL branded leather goods led the increase across these regions.  Shipments to third party distributors and the Company’s Spain joint venture, included in this segment, declined 8.2% but represented a significant improvement to the 42.8% decline experienced through the first nine months of the Fiscal Year.

Gross profit increased 22.8% over the prior year quarter as a result of increased sales and improved gross profit margin.  Gross profit margin increased by 420 basis points to 56.4% in the Fourth Quarter compared to 52.2% in the prior year quarter with a weaker U.S. dollar contributing 165 basis points to the improvement.  In comparison to the prior year quarter, Fourth Quarter gross profit margin benefitted from reduced levels of low margin sales through off-price liquidation channels and an increase in the mix of Direct to Consumer sales.  For the Fiscal Year, gross profit margin increased to 54.6% compared to 53.8% in the prior year, due primarily to an increase in the sales mix of direct to consumer segment sales and a reduction in sales mix of lower margin shipments to third party distributors. These increases in gross profit margin were partially offset by a stronger U.S. dollar, which unfavorably impacted gross profit margin by approximately 80 basis points during the Fiscal Year.

Fourth Quarter total operating expenses, as a percentage of net sales, decreased to 35.9% compared to 39.7% in the prior year quarter. In the aggregate, Fourth Quarter operating expenses only increased $5.1 million in   comparison to a $63.7 million increase in net sales. This increase was a result of a $7.8 million unfavorable impact from the translation of foreign-based expenses as a result of the weaker U.S. dollar as compared to the prior year quarter.  On a constant dollar basis, Fourth Quarter operating expenses declined $2.7 million in comparison to the prior year quarter. The constant dollar decrease in operating expenses was primarily driven by approximately $16.2 million of net reductions related to the Company’s wholesale businesses, partially offset by increases in the Company’s Direct to Consumer segment and corporate costs of $11.1 million and $2.4 million, respectively.  The expense decrease in the wholesale business during the Fourth Quarter benefitted from a $5.9 million net reduction in asset impairment charges in comparison to the prior year quarter. The increase in the Direct to Consumer segment was primarily related to the impact on the Fourth Quarter of a net 30 new stores opened during the Fiscal Year.  For the Fiscal Year, operating expenses as a percentage of net sales increased 10 basis points to 40.9% compared to 40.8% in the prior year and included a reduction of approximately $11.5 million related to the translation impact of foreign-based expenses due to an average stronger U.S. dollar on a comparable year-over-year basis.  On a constant dollar basis, operating expenses for the Fiscal Year included net decreases in the Company’s wholesale segments and corporate costs of $43.1 million, partially offset by an increase of $42.5 million in the Direct to Consumer segment.

Fourth Quarter operating income increased approximately $50 million over the prior year quarter. As a percentage to net sales, operating income increased to 20.5% compared to 12.5% of net sales in the prior year quarter as a result of gross profit margin expansion and lower operating expenses as a percentage of sales.  During the Fourth Quarter, operating income was positively impacted by approximately $15.5 million as a result of the translation of foreign-based sales and expenses into U.S. dollars.  For the Fiscal Year, operating profit margin increased 70 basis points to 13.7% of net sales compared to 13.0% in the prior year.  The Company’s operating income for the Fiscal Year included an approximate $15.4 million unfavorable impact related to the translation of foreign-based sales and expenses into U.S. dollars.

Other income/expense decreased favorably by $6.3 million and $18.2 million for the Fourth Quarter and Fiscal Year, respectively, in comparison to the prior year periods.  The decrease for the Fourth Quarter was principally due to lower mark-to-market foreign currency transaction losses in comparison to the prior year quarter.  The decrease for the Fiscal Year was primarily driven by net mark-to-market foreign currency transaction gains in comparison to net mark-to-market losses in the prior year period.

The Company’s effective income tax rate for the Fourth Quarter and Fiscal Year was 34.5% and 34.9%, respectively.  For the comparable prior year quarter and fiscal year the effective income tax rate was 8.1% and 27.1%, respectively. The prior year’s fourth quarter and fiscal year income tax expense was favorably impacted by a reduction of certain current and long-term tax reserves in connection with the completion of previous years’ federal income tax audits. For fiscal year 2010, the Company estimates an effective tax rate in the 36% to 37% range, excluding any discrete events.

Fourth Quarter net income increased by 51.2% to $70.0 million, or $1.03 per diluted share. On a comparative basis between the Fourth Quarter and the prior year fourth quarter, diluted earnings per share was favorably impacted by approximately $0.23 from favorable currency comparisons.  For the Fiscal Year, net income increased 0.8% to $139.2 million or $2.07 per diluted share, in comparison to $138.1 million, or $2.02 per diluted share, in the prior fiscal year.

The Fiscal Year earnings per diluted share of $2.07 include an approximate $0.07 diluted earnings per share benefit related to currency.  Both the fourth quarter and fiscal year 2008 diluted earnings per share amounts include a benefit of approximately $0.20 per diluted share as a result of the significant reduction of certain tax reserves recorded in the prior year fourth quarter.

Other Developments

The Company announced that its Board of Directors has authorized the repurchase of up to $20 million of its common stock.  The Company intends to acquire such shares through open market purchases.  The primary purpose of this repurchase program is to minimize the dilutive effect on earnings per share related to common shares granted and stock options exercised under the Company’s equity-based compensation program.

Selective Balance Sheet Information

At January 2, 2010, cash, cash equivalents and securities available for sale totaled $413.2 million compared to $178.4 million at the end of the prior year and the Company had $8.2 million of total debt at the end of the Fiscal Year.  Inventory at Fiscal Year end was $245.7 million, representing a decrease of 15.8% from the prior year-end balance of $292.0 million.  Accounts receivable increased by 1.9% to $209.8 million at January 2, 2010 compared to $206.0 million at the end of the prior year, primarily due to an increase in wholesale shipments during the Fourth Quarter versus the comparable prior year quarter.  Fourth Quarter days sales outstanding for the Company’s wholesale segments was 47 days, in comparison to 51 days in the prior year quarter.

Sales and Earnings Guidance

As the Company continues to grow its retail store base and e-commerce businesses, sales from its direct to consumer segment increase as a percentage of the total sales mix, benefiting the Company’s profitability in the fourth quarter, generally at the expense of the first and second quarters when, due to seasonality, it is more difficult to leverage direct to consumer expenses against director to consumer sales.  For the first quarter of 2010, the Company expects to report a net sales increase in a range of 12% to 14% with constant dollar sales increasing in a range of 10% to 12%.  First quarter 2010 diluted earnings per share are expected to be in a range of $0.31 to $0.33.  This range includes a projected unfavorable currency impact of approximately $0.02 per diluted share.  While the Company expects to see some benefit to operating income from the translation of a weaker average U.S. dollar in comparison to the first quarter of 2009, the significant strengthening of the dollar since the end of 2009 to the current prevailing rates is expected to result in mark-to-market losses resulting from certain unhedged U.S. dollar denominated accounts payable balances.  Additionally on a combined basis, the Company expects a slightly higher tax rate and a higher share count in the first quarter of 2010 will negatively impact comparable period earnings by another $0.02.

For fiscal year 2010, the Company expects reported net sales to increase in a range of 9% to 11% with constant dollar sales increasing in a range of 10% to 12%.  Diluted earnings per share for the year are expected to be in a range of $2.25 to $2.35.  This range includes an unfavorable currency impact of approximately $0.17 per diluted share primarily related to the translation impact of an average stronger dollar for the full year and a combined unfavorable impact of approximately $0.10 per diluted share from an expected slightly higher tax rate and share count in comparison to fiscal year 2009.  The Company is not including any significant mark-to-market losses in its full year guidance as it believes losses expected to be incurred during the first quarter will be offset by the benefit of forward contract hedges in place for the full year.  The Company’s forward guidance is based upon the current prevailing rate of the U.S. dollar compared to other foreign currencies for countries in which the Company operates.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lowered levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009 and its Form 10-Q reports filed with the Securities and Exchange Commission (the “SEC”).

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, cold weather products, apparel and footwear.  In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed.  The Company’s extensive range of accessories products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 100 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of 59 independent distributors.  The Company also distributes its products in over 350 Company owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.

Consolidated Income Statement Data (in 000’s except for per share amounts):	For the 13 Weeks Ended		For the 52 Weeks Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
Net sales	$527,839	$464,106	$1,548,093	$1,583,242
Cost of sales	230,287	221,722	703,243	732,091
Gross profit	297,552	242,384	844,850	851,151
Selling expenses	145,439	148,235	476,312	489,600
Administrative exp	44,129	36,192	156,912	155,781
Operating income	107,984	57,957	211,626	205,770
Interest expense	53	184	235	555
Other inc. (exp.) — net	(1,150)	(7,426)	2,385	(15,786)
Tax provision	36,810	4,075	74,588	51,332
Net income	$69,971	$46,272	$139,188	$138,097
Basic earnings per share	$1.05	$0.70	$2.09	$2.05
Diluted earnings per share	$1.03	$0.69	$2.07	$2.02
Weighted average shares outstanding :
Basic	66,831	66,338	66,684	67,525
Diluted	67,672	66,644	67,153	68,323

Consolidated Balance Sheet Data (in 000’s):	January 2, 2010	January 3, 2009
Working capital	$701,193	$556,497
Cash, cash equivalents and securities available for sale	413,170	178,448
Accounts receivable	209,784	205,973
Inventories	245,714	291,955
Total assets	1,276,483	1,087,296
Short-term debt	3,618	5,271
Long term income taxes payable, deferred taxes, and other long term liabilities	62,791	74,964
Stockholders’ equity	968,412	805,363

	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
Sales Mix Breakdown (in 000’s)	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
International wholesale:
Europe	$157.3	$148.0	29.8%	31.9%
Other	76.1	64.1	14.4%	13.8%
Total international wholesale	233.4	212.1	44.2%	45.7%

United States wholesale:
Watch products	103.5	92.3	19.6%	19.9%
Other products	53.6	50.7	10.2%	10.9%
Total United States wholesale	157.1	143.0	29.8%	30.8%

Worldwide direct to consumer	137.3	109.0	26.0%	23.5%

Total net sales	$527.8	$464.1	100.0%	100.0%

	Amounts For the 52 Weeks Ended		Percentage of Total For the 52 Weeks Ended
Sales Mix Breakdown (in 000’s)	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
International wholesale:
Europe	$460.3	$530.0	29.7%	33.5%
Other	240.6	271.2	15.6%	17.1%
Total international wholesale	700.9	801.2	45.3%	50.6%

United States wholesale:
Watch products	276.0	265.4	17.8%	16.8%
Other products	195.1	207.3	12.6%	13.1%
Total United States wholesale	471.1	472.7	30.4%	29.9%

Worldwide direct to consumer	376.1	309.3	24.3%	19.5%

Total net sales	$1,548.1	$1,583.2	100.0%	100.0%

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